EXHIBIT 23.5

CONSENT OF J. CHAN, YIP, SO & PARTNERS

Board of Directors
Grand Toys International, Inc.
1710 Route Transcanadienne
Dorval, QC H9P 1H7 Canada

Members of the Board:

We hereby consent to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving our consent, we do not admit that we are in the category of persons who consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours, /s/ J. Chan, Yip, So & Partners J. Chan, Yip, So & Partners

Hong Kong, SAR

July 2, 2004